UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALLIANZ FUNDS

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September 11, 2012

Dear Shareholder:

We are reaching out to you in regards to your investment in the Allianz AGIC Growth Fund (the “Fund”). You had requested the Fund’s solicitor AST Fund Solutions not contact you via telephone and we have made sure that the request has been honored. However, we still need your vote as we currently do not have enough shares voted to hold the shareholder meeting that was originally scheduled for July 18, 2012 and has since been adjourned to September 19, 2012.

The Fund is seeking your vote for approval of RCM Capital Management LLC as the new sub-adviser to the Fund. It is important that we receive your vote regardless of how many shares you own or how you wish to vote. The Board of Trustees recommends a vote “FOR” the proposal, but the Fund is seeking your vote no matter how you may choose to vote, whether For, Against or Abstain. It is important for you to cast your vote today. As long as the Fund has sufficient votes and a quorum is established, the Fund can proceed with the shareholder meeting. As it stands today the Fund is extremely close to obtaining a quorum, but needs additional votes. It is extremely important that we receive your response regarding this matter. Again, it is not important how you vote, only that you do vote.

Please contact us toll-free at 1-800-591-6313 between 9:00 a.m. and 10:00 p.m. EST Monday through Friday. At the time of the call please reference the ID number listed below.

Thank you for your assistance with this important matter.

Sincerely,

Richard Lee

Senior Vice President

Mutual Fund Operations

TAGID: 0000123

Allianz Global Investors Fund Management LLC, 1633 Broadway, New York, NY 10019